Servicing Agreement
Lender To Lender Financing, Inc.
27322 23 Mile Road Suite 5
Chesterfield, MI 48051
586-598-1634

Servicing Agreement
Service Agreement dated as of _______________________ is made between Lender To Lender Financing, Inc. with offices at 27322 23 Mile Road. Suite 5, Chesterfield, Michigan 48051 and ___________________________________________, a _________________________ Corporation, Partnership, LLC or a Sole Proprietorship located at _______________________________________________________________ City, State, and Zip Code __________________________________________________.

Definitions:
Cost: Includes all cost outside of normal internal collection cost. Any Money paid to outside vendors, state or local agencies to assist in collections as well as lawyer fees that are charged to Lender To Lender Financing, Inc.
Collections: All net monies received from customers to servicer with respect to the accounts of selling dealer.
Receivable: Refers to all contracts that are executed with a customer and sent to Lender To Lender Financing, Inc. for funding and or servicing.
Net: Refers to monies collected after bad or nsf checks or money orders, and or expenses for collections and or legal fees as well as Lender To Lender Financing, Inc. Collection Fees.

Agreement:
Receivable Acceptance: Any and all of the contracts that are submitted from a dealer must be correct and the seller will be responsible for accuracy of the contracts and any accompanying paperwork that is required by the state of domicile and/or any other regulatory agency.
Advance: The seller may receive a predetermined amount of money and accept that money as payment for the sales contract that is given to Lender To Lender Financing, Inc. This will be a loan on future payments of automotive sales contracts submitted to Lender To Lender Financing, Inc.
Payment Center: I understand that Lender To Lender Financing, Inc. is a payment center that will fund on contracts and will assist in collections. I also understand that the dealership is solely and totally responsible for the sales and the financing of each and every contract.

Borrower: The borrower will receive the loans and the borrower will personally guarantee the loans.
______________________________Title _________
Signature
______________________________Date _________
Print Name

Repayment of defaulted loans:
Payments Weekly, Bi Weekly or Semi Monthly:
If the full customer payment is not received by the second missed payment, the account shall be paid in full by the dealer and the money (check) must be received by Lender To Lender Financing, Inc. within two (2) working days.
Monthly Payments:
If full payment is not received within 20 days of the due date of the payment the advance balance and collection fees must be paid by the selling dealer and received by the 22nd day of a missed monthly payment.
Non Payment of Defaulted Loans:
If the payment is not on time as described above, the dealership will be responsible to pay 20% of their dealer Accounts Receivable, plus the Gross Advance Balance.
Lender To Lender Financing, Inc: Lender To Lender Financing, LLC will have and may exercise any and all rights and remedies available to collect all monies owed to Lender To Lender Financing, Inc.
Lease Sales Tax: Sales tax on the down payment shall be submitted to Lender To Lender Financing, Inc. with each deal submitted.
All other taxes: The dealer is responsible for all other taxes other than monthly sales tax for leases which will be deducted from the payment each month by Lender To Lender Financing, Inc.
Selling Off of Accounts: With consent of the selling dealer, Lender To Lender Financing, Inc. will have the option to sell off accounts that have been assigned to Lender To Lender Financing, Inc.
The proceeds from the initial sale will be split after all cost and expenses 80% to the dealer’s pool and 20% to Lender To Lender Financing, Inc.
Legal: After a reasonable time trying to collect and or repossesses the vehicle without success the account will be turned over to legal collections. Once the vehicle is turned over to legal the proceeds will be split 65% to the dealer and 35% to Lender To Lender Financing, Inc. after all cost, legal or otherwise.

Repossession of Vehicle: Once the vehicle is repossessed and sold at auction the proceeds will be split after repossession and representation cost are recovered, 80% for the selling dealer and 20% to Lender To Lender Financing, Inc.
After Repossession: All net monies collected will be split 65% for the selling dealer and 35% to Lender To Lender Financing, Inc.
Duties of the Selling Dealer: The selling dealer represents that all documents and statements made in any transaction are true and correct. In the event there is any misrepresentation, the selling dealer is held responsible and will be in violation of this contract if not corrected within 7 days.

Security Interest:
Dealer grants to Lender a security interest in all of Dealer’s right, title and interest in the following property of Dealer including without limitation: All accounts, chattel paper (both tangible and electronic), goods, inventory, equipment, fixtures, payment intangibles, general intangibles, software, instruments, letters of credit, letter of credit rights, money, documents, deposit accounts, investment property, commodity contracts, commodity accounts, farm products, timber to be cut, oil, gas and other minerals prior to extraction, as-extracted collateral, vehicles, manufactured homes and supporting obligations, and all products and proceeds thereof, whether now owned or hereafter acquired. Terms used in the preceding collateral description shall have the respective meanings accorded such terms in the Uniform Commercial Code as enacted in the state of domicile of the Dealer as of the date hereof.

This Collateral secures the full and prompt performance and payment to Secured Party of all obligations of Dealer to Lender, whether incurred directly or acquired by purchase, pledge, or otherwise, and whether participated in whole or in part, including, without limitation, (i) every such obligation to Lender, whether in a joint, several, or joint and several capacity, whether now owing or existing or later arising or created, owed absolutely, or contingently, created by loan, overdraft, guaranty, or other contract, quasi-contract, tort, statute, or otherwise, whether for principal, interest, fees, expenses, or otherwise and (ii) any and all obligations of Dealer to Lender or to any affiliate of Lender, whether now owing or existing or later arising or created, owed absolutely or contingently, whether evidenced or acquired (including all renewals, extensions, and modifications thereof or substitutions) (collectively the “Subject Debt”).

Acceptance of contracts/receivables: Lender To Lender Financing, Inc. will from time to time inspect contracts delivered from the selling dealer. If Lender To Lender Financing, Inc. does not feel the deal is as represented, Lender To Lender Financing, Inc. may reject the receivable submitted. If inaccuracies are missed in the initial inspection of the paperwork the selling dealer is responsible for all errors and liabilities related to the contracts and paperwork. Lender To Lender Financing, Inc. will also have the right to accept of reject any and all contracts.
Account status: Will be in three categories, Acceptable accounts that are on time. In Question, will be up to 5 days late on payments and Collection Account which will be 6 days late or beyond.
Distribution of Funds Collected: All monies received as payments toward qualifying receivables will be applied as follows:
First Lease Sales Tax Paid (if applicable)
Second: 20% to Lender To Lender Financing, Inc.
Third: To reimburse servicer for all collection cost.
Forth: Balance of the payments to repay advances and the excess money to the dealership.

Indemnities: The selling dealer will hold harmless the servicer from any and all cost claims and liabilities arising out of or resulting from collections of contracts and or repossession. Lender To Lender Financing, Inc. will be responsible for collections. In the event of gross negligence related to collecting and/or repossession ordered by Lender To Lender Financing, Inc., Lender To Lender Financing, Inc. will take full responsibility.
Confidentiality: Any authorized selling dealer must keep all materials and information to themselves and under no circumstances give any information to anyone without express written consent from Lender To Lender Financing, Inc. Without written consent from Lender To Lender Financing, Inc. the selling dealer will be in violation of the servicing agreement.
Violation of Contract/Servicing Agreement: Any violation of the service contract will result in loss of any additional revenues earned through Lender To Lender Financing, Inc. The selling dealer will be required to pay Lender To Lender Financing, Inc. all cost plus 20% servicing fees of the entire accounts receivable, plus the gross advance balance.
Merger or consolidation: Any merger or consolidation will succeed to the business of the servicer and shall be the successor to this agreement.

Resignation as Servicer: Lender To Lender Financing, Inc. may resign at any time without reason or cause and must give a 15 day written notice. The selling dealer must pay Lender To Lender Financing, Inc. all cost and advances plus 20% servicing fee on the entire accounts receivable balance within 15 days of termination.
Termination by Dealer: If the selling dealer wants to terminate this agreement and discontinue doing business with Lender To Lender Financing, Inc. the dealer may do so by notifying Lender To Lender Financing, Inc. in writing. If the selling dealer would like their account receivables, the selling dealer may do so by paying Lender To Lender Financing, Inc. all related advances, 20% of all accounts receivables, plus any cost related to collections. If the selling dealer would like Lender To Lender Financing, Inc. to complete collections the selling dealer will receive net collections of 80% and Lender To Lender Financing, Inc. will receive 20% until after repossessions.
Stand alone: Each deal will stand on its own and the Dealer will be paid the balance of the account, less collection fees, as each deal is paid off.
Set Off: Lender To Lender Financing, Inc. may at any time apply costs to the account/ accounts of the selling dealer that resulted from collections. In the event accounts are not kept current Lender To Lender Financing, Inc. may pool all of the accounts and void the stand alone clause.
Pooling of Accounts: Lender To Lender Financing, Inc. will have the right to pool accounts in the event of a lack of business from the dealership. And or not paying off an account or accounts that are/were past due.
Collections: All monies shall pass through Lender To Lender Financing, Inc. If a payment is made at the dealership the entire amount of that and all payments shall be paid to Lender To Lender Financing, Inc. In no way will Lender To Lender Financing, Inc. recognize any payment until the payment is in the hands of Lender To Lender Financing, Inc.
Delegation of Duties: Lender To Lender Financing, Inc. may at its discretion hire outside assistance to assist in collections and or repossessions.
Complete Agreement: This agreement is the complete agreement and supersedes any and all prior agreements oral or written. This agreement may not be altered without the written consent of both parties.

This agreement is agreed and accepted on only when both parties have signed this agreement. The parties hereto have duly executed this Agreement effective as of the date first set forth. Each of the parties acknowledge that they have thoroughly read and understand this agreement and that they have been advised of their right to consult with and have consulted with an attorney, or knowingly and voluntarily wave such right, and have chosen to execute this
Agreement.
By signing this agreement the parties have caused this agreement to be executed by their respective officers as of the day and year these agreements are signed.
Dealership:__________________________ Date: _________________________
Signed By: _________________________ Print: __________________________
Guarantor
Title: ______________________________
Lender To Lender Financing, Inc.
Signed By: ________________________________ Date: ________________________
Title: _____________________________________ Print Name: ___________________